EXHIBIT 99.1

For Immediate Release

Summer Infant, Inc. Announces Second Quarter 2007 Results

•	Second quarter net revenues up over 45% year over year

•	Second quarter EBITDA up more than 58% year over year

•	Reiterates 2007 revenue and EBITDA guidance of $70—$75 million and $7.5—$8.0 million, respectively

Woonsocket, RI, August 9, 2007 – Summer Infant, Inc. (“Company”)(Nasdaq: SUMR, SUMRU, SUMRW), formerly KBL Healthcare Acquisition Corp. II (“KBL”), today announced financial results for the second quarter ended June 30, 2007 for Summer Infant (USA), Inc., Summer Infant Europe Limited and Summer Infant Asia Ltd (collectively, the “Summer Operating Companies”). The Company has included and refers below solely to the Pro Forma operating performance of the Summer Operating Companies on a stand alone basis (excluding the combination with KBL) for the second quarter of 2007 and for the second quarter of 2006, as this is the clearest comparison of the underlying operations year over year. The full year 2006 results for both the Summer Operating Companies and KBL may be found in the Form 8-K filing of Summer Infant, Inc. dated March 12, 2007.

The Summer Operating Companies’ net revenues for the second quarter of 2007 were $18.68 million, a 45.4% increase from $12.85 million in the second quarter of 2006. This growth was driven primarily by expanded product listings at existing customers and penetration into a larger number of stores within customers’ networks. New product introductions, including initial shipments from the soft goods division, and the addition of new customers also contributed to the revenue growth in the quarter. Video monitors continue to be the strongest growth category.

The Summer Operating Companies’ gross profit for the second quarter of 2007 was $7.26 million, a 46.6% increase compared to $4.95 million in the second quarter of 2006. Gross margins for the second quarter of 2007 increased approximately 40 basis points to 38.9% from 38.5% in the second quarter of 2006. This increase is primarily attributable to improved product mix, the continued emphasis on cost reduction programs related to the best selling items and a number of quality improvement initiatives that resulted in reduced product returns.

The Summer Operating Companies’ selling, general and administrative (“SG&A”) expenses excluding depreciation and amortization as well as stock based compensation expense for the second quarter of 2007 were $5.41 million, or 29.0% of net revenues, compared to $3.79 million, or 29.5% of net revenues, in the second quarter of 2006. The year-over-year decrease as a percentage of net revenues was primarily due to leveraging fixed costs on higher sales.

The Summer Operating Companies’ earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2007 was $1.85 million, representing a 58.6% increase from the $1.16 million reported in the second quarter of 2006. The EBITDA margin in the quarter increased to 9.9% of net revenues compared to 9.1% in the year ago quarter.

For the six months ended June 30, 2007, net revenues were approximately $35.85 million, an increase of 37.2% as compared to $26.13 million for the first six months of 2006. EBITDA for the six months ended June 30, 2007 were approximately $3.50 million, or 9.8% of net revenues, a 45.3% increase from $2.41 million, or 9.2% of net revenues, during the first six months of 2006.

“Our sales performance this quarter highlights the success and growth opportunity of our business model,” commented Jason Macari, Chief Executive Officer of the Company and the Summer Operating Companies. “We continue to drive sales by developing innovative products and improved designs in both new and core product categories, expanding shelf space at our key retail customers, and forming new retail partnerships to help build out the Summer Infant brand. In addition, we were encouraged by the decrease in SG&A as a percent of sales in the quarter, as we begin to see the benefits of leveraging our fixed cost structure over a larger sales base.”

Based on customer commitments to date and updated sales data at the retail level, the Company is affirming previously issued guidance for the full year 2007, which calls for net revenues of $70 to $75 million and EBITDA of $7.5 to $8.0 million, before any acquisitions.

Mr. Macari stated, “We are very pleased to report solid performance for the first half of the year and remain on track to hit our year end guidance. Specifically, we expect sales in the third quarter to increase slightly from the second quarter due to the continued benefit of mid-year product introductions, including shipments of soft goods, as well as the addition of new customers. While retailer commitments for 2008 product placements will not be finalized until the end of the summer, initial customer feedback has been very positive regarding our product line up this season.”

As of June 30, 2007, the Company had approximately $4.2 million of cash and $4.2 million of debt on the balance sheet. The debt is primarily related to the construction of the new corporate headquarters.

Summer Infant, Inc will host a conference call today to discuss financial results for its second quarter ended June 30, 2007 at 4:30 p.m. Eastern Time on Thursday August 9, 2007. This call is being web cast and can be accessed by visiting the Investor section of our website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (913) 981-5584 (pass code 3415134). In addition, a telephone replay will be available by dialing (719) 457-0820 (pass code 3415134) through August 23, 2007, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related health and safety products, booster and potty seats, soft goods, bouncers, strollers, highchairs and swings.

Use of Non-GAAP Financial Information

This release includes certain financial information (EBITDA) not derived in accordance with generally accepted accounting principles (“GAAP”). The Company believes that the presentation of this non-GAAP measure provides information that is useful to investors as it indicates more clearly the ability of Summer’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. This presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. The Company has included a reconciliation of this information to the most comparable GAAP measures in a table below the Statement of Operations.

Forward Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the

Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include statements regarding expected sales, expected net revenues and EBITDA for fiscal 2007, expected operating performance in the remainder of fiscal 2007, and expected customer commitments for 2008. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in the industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; and other risks as detailed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, Definitive Proxy filed February 13, 2007, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855

Summer Operating Companies

Pro Forma Consolidated Statements of Operations (unaudited)

(in thousands of US dollars, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net revenues	$18,675	$12,845	$35,845	$26,133
Cost of goods sold	11,415	7,894	22,022	16,254

Gross profit	7,260	4,951	13,823	9,879
Selling, general, and administrative expenses	5,414	3,787	10,321	7,468
Depreciation & amortization	325	184	630	314
Non-cash stock option expense	38	0	191	0

Income before interest	1,483	980	2,681	2,097
Interest income (expense)	20	(236)	84	(405)

Income before taxes	$1,503	$744	$2,765	$1,692
Provision for income taxes[1]	574	298	1,106	677

Net income	$929	$446	$1,659	$1,015

Earnings per share	$0.07	$0.04	$0.12	$0.09

Shares used in fully diluted EPS	14,269,000	11,200,000	13,302,000	11,200,000

EBITDA Reconciliation:
Income before interest	1,483	980	2,681	2,097
Plus: depreciation & amortization	325	184	630	314
Plus: non-cash stock option expense	38	0	191	0

EBITDA	$1,846	$1,164	$3,502	$2,411

[1]	Provision for income taxes assumes a pro forma income tax rate of 40% for 2006.

The above condensed income statement reflects the unaudited operating performance of Summer Operating Companies on a stand alone basis for Q2 of 2007 versus 2006. This is the clearest comparison of the underlying operations year over year, as it excludes the impacts of the combination with KBL. This is a pro forma comparison for informational purposes only. The actual year to date reporting in Form 10Q will contain the six months of activity of KBL Healthcare plus the Summer operating performance subsequent to the merger (March 6, 2007 through June 30, 2007).

Summer Infant, Inc.

Consolidated Balance Sheet

(in thousands of US dollars)

Unaudited June 30, 2007
Cash and cash equivalents	$4,211
Trade receivables	15,693
Inventory	13,547
Prepaids and other current assets	553

Total current assets	34,004
Property and equipment, net	8,377
Goodwill and other intangibles	39,178
Other assets	509

Total assets	$82,068

Line of credit	$0
Accounts payable and accrued expenses	11,771
Current portion of long term liabilities	205

Total current liabilities	11,976
Long term liabilities, less current portion	3,965

Total liabilities	15,941

Total stockholders equity	66,127

Total liabilities & stockholders equity	$82,068

The June 30, 2007 amounts include the effects of the merger between KBL Healthcare and Summer Infant which occurred on March 6, 2007.